EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148442 and No. 333-149753 on Form S-3, and Registration Statement No. 333-49837, No. 333-44436, No. 333-101962, No. 333-153079, and No. 333-162748 on Form S-8 of our reports dated June 7, 2011, relating to the financial statements and financial statement schedule of Network Equipment Technologies, Inc., and the effectiveness of Network Equipment Technologies, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 25, 2011.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 7, 2011